October 14, 2008

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:      Request for Withdrawal of Amended Registration Statements on Form N-4
         Pursuant to Rule 477 under the Securities Act of 1933
         Registrants and Depositors shown in Appendix A

Commissioners:

On October 10, 2008, the withdrawal requests shown in Appendix A (the "Withdrawal Requests") were filed with the Securities and
Exchange Commission (the "Commission") pursuant to Rule 477 under the Securities Act of 1933 (the "Securities Act").

On behalf of each Registrant and Depositor shown in Appendix A, we hereby request withdrawal of all the Withdrawal Requests.  The
Withdrawal Requests were miscoded as RW, and have been correctly re-filed with the code AW.  No securities have been issued using the amended registration statements that were requested to be withdrawn.

If you have any questions, please do not hesitate to call me at 203-925-6960.  Thank you.

Very truly yours,

/s/ THOMAS S. CLARK
----------------------------
Thomas S. Clark
Vice President and Corporate Counsel
The Prudential Insurance Company of America

Enclosure

                                                              APPENDIX A

                                          Request to Withdraw Amended Registration Statements
                             Erroneously Filed as RW Pursuant to Rule 477 under the Securities Act of 1933

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         Registrant               Depositor        File No.       File No.           Date Filed
                                                  (1933 Act)     (1940 Act)
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Prudential Annuities Life     Prudential        333-96577      811-05438          October 10, 2008
Assurance Corporation         Annuities Life
Variable Account B            Assurance
                              Corporation
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Prudential Annuities Life     Prudential        333-71654      811-05438          October 10, 2008
Assurance Corporation         Annuities Life
Variable Account B            Assurance
                              Corporation
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Prudential Annuities Life     Prudential        333-71672      811-05438          October 10, 2008
Assurance Corporation         Annuities Life
Variable Account B            Assurance
                              Corporation
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Prudential Annuities Life     Prudential        333-71834      811-05438          October 10, 2008
Assurance Corporation         Annuities Life
Variable Account B            Assurance
                              Corporation
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Prudential Annuities Life     Prudential        333-08853      811-05438          October 10, 2008
Assurance Corporation         Annuities Life
Variable Account B            Assurance
                              Corporation
-------------------------------------------------------------------------------------------------------
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Prudential Annuities Life     Prudential        333-150220     811-05438          October 10, 2008
Assurance Corporation         Annuities Life
Variable Account B            Assurance
                              Corporation
-------------------------------------------------------------------------------------------------------
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Pruco Life Insurance Company  Pruco Life        333-130989     811-07325          October 10, 2008
Flexible Premium Variable     Insurance Company
Annuity Account
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Pruco Life Insurance Company  Pruco Life        333-144639     811-07325          October 10, 2008
Flexible Premium Variable     Insurance Company
Annuity Account
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Pruco Life of New Jersey      Pruco Life        333-131035     811-07975          October 10, 2008
Flexible Premium Variable     Insurance
Annuity Account               Company of New
                              Jersey
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Pruco Life of New Jersey      Pruco Life        333-144657     811-07975          October 10, 2008
Flexible Premium Variable     Insurance
Annuity Account               Company of New
                              Jersey
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